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                                                                    EXHIBIT 10H.

                   AMENDED AND RESTATED ENDORSEMENT AGREEMENT



         THIS AMENDED AND RESTATED ENDORSEMENT AGREEMENT (the "Agreement") is made and entered into with an effective date of January 1, 1999 (the "Effective Date"), by and between MIDWEST MEDICAL INSURANCE COMPANY, a Minnesota insurance corporation ("MMIC"), and IOWA MEDICAL SOCIETY, an Iowa nonprofit corporation ("IMS").

RECITALS:

A. MMIC and IMS are parties to that certain Endorsement Agreement dated as of July 1, 1993, as amended by the Endorsement Agreement Amendment dated as of December 21, 1995 (the "Original Endorsement Agreement"), pursuant to which IMS has agreed to endorse the MMIC Program (as defined below).

B. The parties now wish to continue the endorsement by IMS of the MMIC Program subject to the modification of certain terms and conditions of such endorsement as set forth herein.

         NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

         1. Effect on Original Endorsement Agreement. MMIC and IMS hereby acknowledge and agree that from and after the Effective Date, the Original Endorsement Agreement shall be amended and restated as set forth in this Agreement and that the endorsement by IMS of the MMIC Program shall be undertaken on the terms and subject to the conditions set forth herein.

         2. Certain Definitions. As used herein, the terms set forth below shall have the following meanings:

            (a) "MMIC Program" shall mean the offer and sale by MMIC of professional liability insurance policies meeting the requirements of this Agreement providing coverage for physicians practicing in the State of Iowa.

            (b) "Endorse" or "Endorsement" shall mean the endorsement, recognition and support of the MMIC Program by IMS to its member physicians.

            (c) "Voting Trust Agreement" shall mean the Voting Trust Agreement dated July 1, 1993 between IMS and Minnesota Medical Association ("MMA") in which the voting trustees, as the sole record holders of the issued and outstanding Class B common stock of Midwest Medical Insurance Holding Company


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                     ("MMIHC"), a Minnesota corporation, agree to vote the Class
                     B common stock for, and elect as directors of MMIHC from time to time, those persons entitled to be proposed for election by IMS.

            (d) "IMS Licensed Marks" shall mean the following marks owned by IMS: the name "Iowa Medical Society", the acronym "IMS" and various symbols, devices, logos and designs embodying the same.

            (e) "MMIC Licensed Marks" shall mean the following marks owned by MMIC: the names "Midwest Medical Insurance Company" and "Midwest Medical Insurance", the acronym "MMIC" and various symbols, devices, logos and designs embodying the same.

            (f) "Merger Agreement" shall mean the Agreement and Plan of Merger dated as of September 1, 1992 by and among MMIC, MMIHC and Iowa Physicians Mutual Insurance Trust ("IPMIT"), pursuant to which IPMIT was merged with and into MMIC.

         3. Endorsement. IMS will and does hereby endorse MMIC and the MMIC Program to its member physicians (including all former policyholders of IPMIT), and agrees to endorse and promote the MMIC Program exclusively. IMS will use its reasonable efforts to support the MMIC Program through its membership materials and at IMS sponsored membership meetings and, so long as not involving material direct expense to IMS, agrees during the term of this Agreement to:

            (a) Provide a well located site for an MMIC booth at the annual meeting of the House of Delegates of IMS and exclude all other professional liability insurance carriers from exhibiting at such meeting.

            (b) Refuse to accept any sponsorship from any other professional liability insurance carrier of any IMS events, such as lunches, receptions, etc., at the annual meeting of the House of Delegates and at all other membership meetings, seminars or conventions.

            (c) At the request of MMIC, co-sponsor with MMIC at least one risk management seminar each calendar year.

            (d) Invite MMIC to participate in any and all joint IMS/specialty society or component society meetings concerning professional liability issues.

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            (e)      Invite MMIC to participate in any and all IMS meetings or
                     seminars dealing with professional liability issues or legislative issues concerning professional liability.

            (f) Invite MMIC to participate in any and all IMS/Association of Iowa Hospitals and Health Systems joint meetings involving professional liability legislation or issues.

            (g) List MMIC as the exclusive, endorsed and recommended provider of professional liability insurance coverage in all resource directories and other lists of endorsed providers of member services.

            (h) Provide MMIC on a quarterly basis with a list of names and addresses of physicians commencing practice in the State of Iowa.

            (i) Provide MMIC the opportunity to deliver reports at all IMS Executive Committee meetings and meetings of the Board of Trustees (which shall be replaced by a Board of Directors effective upon the opening of the IMS 1999 House of Delegates meeting).

            (j) Promptly notify MMIC of any issues related to MMIC relations with IMS members that may come to the attention of IMS.

            (k) Make available for purchase by MMIC full-page prime location advertising opportunities in IMS publications.

         4. License. IMS hereby grants MMIC an exclusive license to use the IMS Licensed Marks and their associated goodwill, including the phrases "Endorsed by the IMS" and "Exclusively Endorsed and Recommended by the Iowa Medical Society", for the specific purpose of promoting, marketing, selling, advertising and distributing products under the MMIC Program (including display of the IMS Licensed Marks upon various printed and media materials used in connection therewith), all subject to the terms of this Agreement. IMS acknowledges and agrees that it may not grant to others a license or sublicense to use the IMS Licensed Marks in connection with the offer, sale or promotion of professional liability insurance coverages. MMIC acknowledges and agrees that it may not grant others a license or sublicense to use the IMS Licensed Marks for any purpose, except that materials prepared by MMIC for the permitted license purposes may be distributed by MMIC's agents and contractors.

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         MMIC hereby grants IMS an exclusive license to use the MMIC Licensed
Marks and their associated goodwill, including the phrase "Exclusively Endorsing MMIC Professional Liability Insurance", in Iowa for the specific purpose of performing its duties under this Agreement in connection with its membership services and upon various printed and media materials used in connection therewith, subject to the terms of this Agreement. IMS acknowledges and agrees that it may not grant others a license or sublicense to use the MMIC Licensed Marks, except that materials prepared by IMS for permitted license purposes may be distributed by IMS' agents and contractors.

         If this Agreement expires at the end of the Initial Term or any Renewal Term (as defined in Section 10 hereof), without being terminated for cause or any other reason permitted by this Agreement, MMIC and IMS, as licensees, provided they are and remain in full compliance with the other terms and provisions of this Agreement, may continue to use the respective licensed marks in the ordinary course of business for a period of six (6) months after such expiration date on a non-exclusive basis on materials on hand at the date of such expiration. Upon termination of such six (6) month period, or immediately if this Agreement is terminated for cause in accordance with Section 11 hereof, the parties will destroy and/or delete the licensed marks from their respective materials and cease all further use of the licensed marks.

         5. Lawful Use. MMIC and IMS, each as licensee, represent and warrant to the other that:

            (a)      All uses of the licensed marks will be lawful.

            (b) Each licensee will use diligent efforts to provide the other, as licensor, with copies or samples of each proposed use of such licensed marks, in advance of use, for reasonable comment.

            (c) Each licensee will, as appropriate, indicate in all public uses that the licensed marks are registered with the United States Patent and Trademark Office.

            (d) Each licensee agrees not to register, or attempt to register, the licensed marks of the other.

         6. Solicitation and Sales Activity. All solicitation, offers, sales, marketing, servicing and other activity related to the MMIC Program shall be the sole responsibility of MMIC or such agents and brokers as MMIC may in its discretion appoint from time to time, and the parties hereto acknowledge and agree that IMS shall have no authority or obligation to undertake any such activities in connection with its Endorsement of the MMIC Program. MMIC shall be solely responsible for compensating agents and


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brokers selected by MMIC to market the MMIC Program to physicians practicing in the State of Iowa. All solicitation and promotional materials used by MMIC to market the MMIC Program in the State of Iowa shall designate MMIC (or its appointed agents) as the person to contact for further information concerning the MMIC Program.

         7. Royalty Payments. In consideration for the grant to MMIC of a license to use the IMS Licensed Marks and for the IMS endorsement of the MMIC Program, MMIC agrees to pay IMS an annual royalty comprised of the following payments:

            (a) Fixed Royalty. MMIC shall make an annual payment of $97,000 to IMS during each year for which this Agreement remains in effect, with such payment to be made no later than the 28th day of February, commencing with the year 1999.

            (b) Variable Royalty. MMIC shall pay IMS a variable royalty based on the gross written premium collected by MMIC with respect to all physician business written in the State of Iowa during each year for which this Agreement remains in effect, with such royalty to be calculated as follows:

                             (i) 1.75% (.0175) of the first $15,000,000 of gross
                             written premium on all physician business written in the State of Iowa; plus (ii) 1.25% (.0125) of gross written premium on all physician business written in the State of Iowa in excess of $15,000,000; provided, however, (iii) that in no event shall the variable royalty be less than the sum of $200,000 on an annual basis.

                     By way of illustration, if MMIC collected gross written premium of $18,000,000 for the year, the variable royalty would be $300,000 (.0175 x $15,000,000 + .0125 x
                     $3,000,000 = $300,000), or if such gross written premium collected during the year were $10,000,000, the variable royalty would be established at the minimum figure of $200,000, as the formula would result in an amount of $175,000 (.0175 x $10,000,000 = $175,000).

                     The variable royalty shall be paid to IMS in monthly installments due no later than the 15th day of each month based on the gross written premium collected by MMIC for the previous month. Each payment shall be accompanied by a report presenting in reasonable detail the amount of gross written premium collected by MMIC during the previous month

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                     (including, whenever possible, the names of the physicians covered by policies with respect to which such premiums were paid) and illustrating the calculation of the payment made to IMS.

                     The term "gross written premium" shall be defined to mean the total amount of premiums written and collected by MMIC on all new and renewal policies of professional liability insurance during a particular calendar year covering physicians practicing in the State of Iowa, regardless of whether the policy is issued in the name of an individual physician, to a clinic or other practice group through which a physician practices or to a hospital, health system or other entity by which a physician is employed or through which a physician engages in the practice of medicine.

The parties acknowledge and agree that IMS shall not be required to pay any royalty or other fee for its use of the MMIC Licensed Marks in accordance with the terms of this Agreement.

         8. Certain Agreements of MMIC. On and after the Effective Date, MMIC agrees to the following arrangements:

            (a)      MMIC will carry out each of the agreements made by it in
                     Article 7 of the Merger Agreement, each of which is hereby made a condition of the Endorsement and its continuation. MMIC confirms that the agreement set forth at Section 7.5 of the Merger Agreement is, in fact, an obligation of MMIC.

            (b) In addition to the provisions of Section 7.9 of the Merger Agreement, MMIC will consult with IMS on additions to or deletions from the current defense counsel list for Iowa physicians, although MMIC retains all decisions with respect thereto in its unfettered discretion.

            (c) MMIC will faithfully carry out the lessee's obligations under the office building lease (the "Office Lease") assumed from IPMIT in connection with the Merger Agreement, the lessor under such lease being IMS.

            (d) MMIC acknowledges that the provisions of Article III of the Bylaws of MMIC and the Bylaws of MMIHC, dealing with Board and committee participation by IMS members and their representatives, may not be modified by the directors because of the provisions of Article XI thereof.

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            (e)      MMIC agrees to sponsor appropriate activities at meetings
                     and events of IMS, all at the expense of MMIC, which are expected to be at or above the level provided at meetings and events of the MMA.

            (f) MMIC agrees to provide information and meet with officers of IMS with respect to various aspects of the MMIC Program, including its financial results, the Endorsement, marketing, coverage issues, litigation defense, competitiveness of premiums, MMIHC board compensation issues, grievances or complaints by either party or other appropriate topics, to the same extent and in the same manner as it provides similar information and meets with officers of the MMA with respect to the Minnesota program, and to do so on a continuing basis.

            (g) MMIC shall provide to IMS upon its request the names of IMS members who are insured under the MMIC Program and such other information as is provided to the MMA and may reasonably be requested by IMS.

            (h) MMIC agrees to purchase prime advertising space in the IMS Journal each year during the term of this Agreement at an agreed price of $3,000 to be paid no later than February 28 of each year.

            (i) MMIC agrees to permit representatives of IMS to have access to MMIC's books and records during normal business hours upon reasonable prior notice to verify the information relating to the calculation of the variable royalty payment pursuant to Section 7(b) of this Agreement.

         9. Certain Agreements of IMS. On and after the Effective Date, IMS agrees that it will faithfully carry out its obligations under the Office Lease.

         10. Term of Agreement. Unless earlier terminated in accordance with the provisions of Section 11 hereof, this Agreement shall continue in effect until December 31, 2003 (the "Initial Term"), and shall thereafter automatically renew for successive terms of one year each (a "Renewal Term") unless either party shall notify the other party in writing at least ninety (90) days prior to the end of the Initial Term or any Renewal Term of its election to terminate this Agreement as of the end of the Initial Term or a Renewal Term, as the case may be; provided, however, that the parties agree to explore in good faith the extension of this Agreement during the ninety (90) days preceding the last ninety (90) days of the Initial Term or any Renewal Term prior to giving any such notice of termination.

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         11. Termination for Cause. This Agreement may be terminated sooner than stated in Section 10 hereof upon thirty (30) days written notice:

             (a)      by either party in the event that:

                      (i) the other party breaches or otherwise fails to perform its obligations under this Agreement or the Merger Agreement in any material respect; or

                      (ii) the other party abandons this Agreement, commits any fraudulent act in connection with this Agreement, is the subject of any insolvency proceeding or commits any act of gross or willful misconduct;

             (b) by IMS in the event of the suspension, cancellation or non-renewal of the certificate of authority of MMIC to write professional liability insurance in either the State of Minnesota or the State of Iowa;

             (c) by IMS in the event it reasonably determines that the professional liability coverages, premium charges or other material aspects of the MMIC Program (including, without limitation, the failure of the financial condition of
                      MMIC: (i) to meet standards for licensure in Iowa; (ii) to permit an opinion of MMIC's independent auditor to be issued without material qualification; or (iii) to achieve the rating of A.M. Best of "B+" or higher) cease to be competitive with other professional liability insurance which is otherwise available to IMS member physicians in the State of Iowa;

             (d) by IMS in the event of the termination of the Voting Trust, or the material breach of the Voting Trust by MMA or the voting trustees named thereunder;

             (e) by IMS in the event of the breach of the Office Lease by MMIC;

             (f) by MMIC in the event of the breach of the Office Lease by IMS;

             (g) by either party in the event of: (i) any affirmative act of insolvency by the other party, or upon the appointment of any receiver or trustee to take possession of the property and/or business of such other party; (ii) upon the wind-up, sale or

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                      sequestration of any party by any governmental authority;
                      (iii) upon the redemption of the Class B common stock in MMIHC now owned by MMA; and (iv) upon any other material change in the ownership or control of MMIHC or MMIC which is determined by the board of directors of MMIC to be inconsistent with the continued endorsement of its products by IMS;

provided, however, if the acts or circumstances which entitle a party to terminate this Agreement can be cured by the defaulting party within seventy-five (75) days of the date of written notice, the defaulting party provides prompt written notice of its election to cure such default and thereafter proceeds to diligently and in good faith to cure such default, this Agreement shall not be terminated if such a default is cured within such seventy-five (75) day period.

         12. No Assignments. The undertakings of the parties under this Agreement are personal to such parties, and neither party may assign its rights, duties or obligations under this Agreement without the written consent of the other party, which consent shall not unreasonably be withheld. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

         13. No Joint Venture or Agency. Nothing contained in this Agreement shall be construed to constitute the arrangement between the parties as a joint venture, partnership, agency relationship or other arrangement under which either party shall be liable to third parties for any act or omission of the other, and neither party shall have the power to bind or obligate the other.

         14. Governing Law. This Agreement and its interpretation, validity and performance shall be governed by the laws of the State of Iowa, without regard to principles of conflicts of law.

         15. Mutual Indemnification. Each party agrees to indemnify, defend and hold harmless the other from and against all claims, suits and liabilities for which the indemnified party is sought to be held liable, which arise out of acts or omissions which the indemnified party did not participate in. The indemnity obligations herein provided for shall survive termination of this Agreement.

         16. Notices. Any notices, demands, consents or other communications hereunder shall be in writing and, unless otherwise specifically provided, shall be deemed effective when delivered personally or sent by facsimile transmittal with first class mail with postage prepaid to follow or certified mail with first class postage prepaid, addressed as follows:

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             (a)      If addressed to IMS:

                      Iowa Medical Society
                      1001 Grand Avenue
                      West Des Moines, IA 50265-3599
                      Fax: 515-283-8420

             (b)      If addressed to MMIC:

                      Midwest Medical Insurance Company
                      6600 France Avenue, Suite 245
                      Minneapolis, MN 55435
                      Fax: 612-922-7323

or to either party at such other address as such party may specify to the other party in a notice in compliance with this paragraph.

         17. Arbitration. Any dispute, claim or controversy of any kind between the parties arising out of this Agreement or involving the interpretation or application of any provisions of this Agreement shall be submitted to arbitration in Des Moines, Iowa, in accordance with commercial arbitration rules of the American Arbitration Association and by either party appropriately commencing the arbitration process under such rules. The parties shall attempt in good faith to agree on a single arbitrator within thirty (30) days of commencement of the arbitration process; but if the parties are unable to agree upon a single arbitrator, either party may request the appointment of an arbitrator by the American Arbitration Association, the appointment of which shall bind both parties. Arbitration decisions shall be final and binding on both parties unless the arbitration is fraudulent or so grossly erroneous as to necessarily imply bad faith. General costs of arbitration (arbitrator's fees, location costs, etc.) are to be shared by both parties equally, provided that the arbitrator may choose to award general costs of arbitration against the losing party if the arbitrator determines that the final position urged by the losing party was not reasonable.

         Each party shall be required to submit its proposed resolution of each issue of such dispute, claim or controversy to the arbitrator and such arbitrator shall be required to render a decision adopting in full one or the other of such proposed resolutions on a per issue basis, and no compromises or alternative resolutions shall be allowed or considered by the arbitrator without the mutual consent of the parties.

         18. Invalidity. In case one or more of the provisions hereof are determined to be invalid, illegal or unenforceable in any respect, the validity of the remaining provisions will in no way be affected, prejudiced or disturbed thereby.

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first hereinabove set forth.

                                            IOWA MEDICAL SOCIETY


                                            By:/s/ Sterling Laaveg, M.D.
                                               --------------------------------
                                            Name:Sterling Laaveg, M.D.
                                            Its: Chairman of the Board

                                            By:/s/ Michael D. Abrams
                                               --------------------------------
                                            Name:Michael D. Abrams
                                            Its: Executive Vice President


                                            MIDWEST MEDICAL INSURANCE COMPANY


                                            By:/s/ Andrew J. K. Smith, M.D.
                                               --------------------------------
                                            Name:Andrew J. K. Smith, M.D.
                                            Its: Chairman of the Board

                                            By:/s/ David P. Bounk
                                               --------------------------------
                                            Name: David P. Bounk
                                            Its:  Chief Executive Officer



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